Exhibit 10.35

AMENDMENT TO 8% SENIOR SECURED CONVERTIBLE DEBENTURE
AND WAIVER UNDER SECURITIES PURCHASE AGREEMENT

This Amendment and Waiver (this “Amendment”), made as of July 23, 2012, by and between Recovery Energy, Inc., a Nevada corporation (the “Company”), and each holder identified on the signature page hereto (the “Holders”), modifies that certain Securities Purchase Agreement, dated as of March 19, 2012, between the Company and the Holders (the “Purchase Agreement”) and those certain 8% Senior Secured Convertible Debentures due February 8, 2014 of the Company issued pursuant to the Purchase Agreement (the “Debentures”).  Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. For the avoidance of doubt, the term “Debenture” shall not refer to any debentures issued by the Company prior to March 19, 2012.

Recitals

WHEREAS, the Company now wishes to amend the Debentures in order to improve compliance with the listing rules promulgated by the NASDAQ Stock Market;

WHEREAS, the Company also wishes to modify the current requirement regarding delivery of a legal opinion under the Purchase Agreement;

WHEREAS, the Holders have agreed to waive certain provisions contained in the Purchase Agreement;

WHEREAS, pursuant to Section 7(a) of the Debentures, the Company is prohibited from entering into, creating, incurring, assuming or suffering to exist any lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction on the property securing the Debentures unless the holders of at least 67% in principal amount of the then outstanding Debentures shall have otherwise given prior written consent; and

WHEREAS, pursuant to Section 5.5 of the Purchase Agreement, waiver or amendment of any provision in the Purchase Agreement requires a written instrument signed by the Company and Holders holding at least 51% in interest of the Debentures then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1.           Amendment of Debentures. The Debentures are hereby amended to include the following language at the end of Section 4(c)(i) of the Debentures:

  ; provided that in no event shall the Company issue to any Holder any Conversion Shares to the extent the total number of such shares, after giving effect to such issuance after conversion and when added to the number of shares of Common Stock previously issued upon conversion of any other debentures issued pursuant to the Purchase Agreement or as payment of interest upon the Debentures, would exceed 19.9% of either (a) the total number of shares of Common Stock outstanding on March 19, 2012 or (b) the total voting power of the Company’s securities outstanding on March 19, 2012 that are entitled to vote on a matter being voted on by holders of the Common Stock, unless and until the Company has obtained stockholder approval permitting such issuance in accordance with applicable rules promulgated by the applicable Trading Market.

2.           Waiver of Certain Representations, Warranties and Covenants.  Each Holder hereby waives its right to receive the legal opinion of Company Counsel (as defined in the Purchase Agreement) required pursuant to Section 2.2(a)(iii) of the Purchase Agreement, and agrees that the Company will provide, in lieu of such legal opinion, a legal opinion of Company Counsel in a form to be agreed by the parties to the Purchase Agreement, no later than fifteen (15) days after the final closing pursuant to Section 2.3 of the Purchase Agreement, as the same may be amended from time to time.

4.           Authority.  Each Holder hereby represents and warrants that it is a party to the Purchase Agreement and is the true and lawful owner of one or more Debentures and has full power and authority to enter into this Amendment on the terms set forth herein.

5.           Further Assurances.  Holders shall from time to time execute such additional instruments and documents, take such additional actions, and give such further assurances as are or may be reasonable or necessary to implement this Amendment.

6.           Binding Effect.  The terms of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.           Reaffirmation of Debenture Terms.  All terms of the Purchase Agreement and Debentures shall, except as amended hereby, remain in full force and effect, and are hereby ratified and confirmed.

8.           Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard for principles of conflict of laws thereof.

9.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first set forth above.

COMPANY

Recovery Energy, Inc.

By:	/s/ Roger A. Parker
Name:	Roger A. Parker
Title:	President and Chief Executive Officer

HOLDERS

Colony Partners, a California general partnership

/s/ Bryan Ezralow
Name:	Bryan Ezralow as Trustee of the Bryan
Ezralow 1994 Trust
Title:	Managing General Partner

Jonathan & Nancy Glaser Family Trust DTD 12/16/1998 Jonathan M. Glaser and Nancy E. Glaser TTEES

/s/ Jonathan Glaser
Name:	Jonathan Glaser
Title:	Trustee

G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Trustee

Wallington Investment Holdings, Ltd.

/s/ Michael Khoury
Name:	Michael Khoury
Title:	Director